UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 15, 2017

Tallgrass Energy GP, LP

(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 12, 2017, Tallgrass Energy Partners, LP (“TEP”), Tallgrass Energy Finance Corp., a wholly owned subsidiary of TEP (the “Co-Issuer” and together with TEP, the “Issuers”), and TEP’s existing direct and indirect wholly owned subsidiaries (other than the Co-Issuer) that currently guarantee TEP’s revolving credit facility (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $500,000,000 in aggregate principal amount of the Issuers’ 5.50% Senior Notes due 2028 (the “2028 Notes”), along with the related guarantees of the 2028 Notes. The 2028 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2028 Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

Tallgrass Energy GP, LP (“TEGP”) is the managing member of, and therefore controls, Tallgrass Equity, LLC (“Tallgrass Equity”). Tallgrass Equity, in turn, controls TEP through the direct ownership of 100% of Tallgrass MLP GP, LLC (“TEP GP”), TEP’s general partner. As a result, under generally accepted accounting principles, TEGP consolidates Tallgrass Equity, TEP GP, TEP, and TEP’s subsidiaries. TEGP has no operations outside of its indirect ownership interests in TEP.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and customary conditions to closing, obligations of the parties and termination provisions.

The Initial Purchasers and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for TEP and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, affiliates of the Initial Purchasers are lenders under TEP’s revolving credit facility.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

Indenture and 2028 Notes

On September 15, 2017, the Issuers, the Guarantors and U.S. Bank National Association, as trustee, entered into an Indenture dated as of September 15, 2017 (the “Indenture”), governing the terms of the 2028 Notes. The 2028 Notes are general unsecured senior obligations of the Issuers. The 2028 Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Guarantors and will be guaranteed by certain of TEP’s future subsidiaries. The 2028 Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers.

Interest and Maturity

The 2028 Notes will mature on January 15, 2028 and interest on the 2028 Notes is payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 2018. Interest will be payable to holders of record on the January 1 and July 1 immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to September 15, 2020, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2028 Notes issued under the Indenture, upon not less than 30 or more than 60 days’ notice, at a redemption price of 105.500% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more equity offerings by TEP, provided that:

•	at least 65% of the aggregate principal amount of 2028 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2028 Notes held by TEP and its subsidiaries); and

•	the redemption occurs within 180 days of the date of the closing of each such equity offering.

Prior to January 15, 2023, the Issuers may redeem all or part of the 2028 Notes, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date, plus

•	accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On and after January 15, 2023, the Issuers may redeem all or a part of the 2028 Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the

2028 Notes redeemed to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR	PERCENTAGE
2023	102.750%
2024	101.833%
2025	100.917%
2026 and thereafter	100.000%

Change of Control

If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of 2028 Notes may require TEP to repurchase all or a portion of that holder’s 2028 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2028 Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to, but excluding, the date of settlement (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the settlement date).

Certain Covenants

The Indenture contains covenants that, among other things, limit TEP’s ability and the ability of its subsidiaries to: (i) create liens to secure indebtedness; (ii) enter into sale-leaseback transactions; and (iii) consolidate with or merge with or into, or sell substantially all of TEP’s properties to, another person.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the 2028 Notes may declare the 2028 Notes immediately due and payable, except that a default resulting from a bankruptcy or insolvency with respect to TEP or any subsidiary of TEP that is a significant subsidiary or any group of its subsidiaries that, taken as a whole, would constitute a significant subsidiary of TEP, will automatically cause all 2028 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest on the 2028 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2028 Notes;

•	failure by TEP to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of TEP’s assets or failure by TEP to purchase notes when required pursuant to the change of control provision of the Indenture;

•	failure by TEP for 180 days after notice to comply with its reporting obligations under the Indenture;

•	failure by TEP for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by TEP or any of its subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium, if any, on said indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $75.0 million or more, subject to a cure provision;

•	failure by TEP or any of its subsidiaries to pay final non-appealeable judgments aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	any guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its guarantee; and

•	certain events of bankruptcy or insolvency described in the Indenture with respect to TEP, or any of TEP’s subsidiaries that is a significant subsidiary or any group of its subsidiaries that, taken as a whole, would constitute a significant subsidiary of TEP.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of 5.50% Senior Note, which are filed with this Report as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the 2028 Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 15, 2017, TEP and TEGP announced that the Executive Vice President and Chief Operating Officer of their respective general partners, William R. Moler, will participate on a panel discussion at the Powder River Basin Summit hosted by SunTrust Robinson Humphrey in Denver, Colorado on September 19, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Purchase Agreement, dated September 12, 2017, among TEP, the Co-Issuer, the Guarantors named therein and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 1.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 15, 2017).

4.1	Indenture, dated as of September 15, 2017, among Tallgrass Energy Partners, LP, Tallgrass Energy Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 15, 2017).

4.2	Form of 5.50% Senior Note (Included as Exhibit A in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY GP, LP

	By:	TEGP Management, LLC, its general partner

Date: September 15, 2017		By:	/s/ Gary J. Brauchle
Gary J. Brauchle
Executive Vice President and Chief Financial Officer